UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 19, 2005

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA	94104-4809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition.

On July 19, 2005, BRE Properties, Inc. issued a press release and supplemental financial data with respect to its financial results for the quarter ended June 30, 2005. A copy of the press release and supplemental financial data is furnished as Exhibit 99.1 to this report. The information contained in this Item 2.02 and the attached Exhibit 99.1 are furnished to, but not filed with, the Securities and Exchange Commission.

ITEM 8.01. Other Events.

On July 19, 2005, we reported operating results for the quarter and six-month period ended June 30, 2005.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $26.9 million, or $0.51 per diluted share, during second quarter 2005, as compared with $29.0 million, or $0.56 per diluted share for the quarter ended June 30, 2004. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the second quarter totaled $13.3 million, or $0.26 per diluted share, as compared with $13.2 million, or $0.26 per diluted share, for the same period 2004. Second quarter 2005 results included a net gain on sales totaling $5.4 million, or $0.10 per diluted share. No property sales were recorded during second quarter 2004.

Adjusted EBITDA for the quarter totaled $50.2 million, as compared with $49.2 million in second quarter 2004. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.) For second quarter 2005, revenues totaled $77.8 million, as compared with $70.4 million a year ago, which excludes revenues from discontinued operations of $0.6 million in the current period and $4.2 million in the prior period.

Our year-to-date period, FFO totaled $53.1 million, or $1.01 per diluted share, as compared with $55.9 million, or $1.08 per diluted share for the six-month period in 2004.

Net income available to common shareholders for the six-month period totaled $42.1 million, or $0.82 per diluted share, as compared with $24.8 million, or $0.49 per diluted share, for the same period 2004. The 2005 year-to-date results included a net gain on sales totaling $26.9 million, or $0.52 per diluted share. No property sales were recorded during the first six months of 2004.

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Adjusted EBITDA for the six-month period totaled $99.5 million, as compared with $94.8 million for the same period 2004. For the six months ended June 30, 2005, revenues totaled $153.3 million, as compared with revenues of $137.7 million for the same period 2004, which excludes revenues from discontinued operations of $2.7 million in the current period and $8.4 million in the prior period.

Our year-over-year comparative earnings and FFO results were influenced by property-level same-store performance, income from acquisitions, properties in the lease-up phase of development and property dispositions. Same-store net operating income (NOI) increased 1.2% for the quarter and 2.0% year-to-date, as compared with the same periods in 2004. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) The positive overall NOI variances were offset by increased interest expense, increased G&A expenses, and preferred stock dividends on our Series D cumulative redeemable preferred stock issued in December 2004.

Interest expense increased to $18.4 million during second quarter 2005, from $16.6 million in second quarter 2004, and to $36.4 million, from $32.3 for the respective six-month periods. The increases reflect the issuance of unsecured notes, $100 million in first quarter 2004 and $150 million in second quarter 2005, as well as a rising short-term interest rate environment. General and administrative expense increased to $4.0 million in second quarter 2005, from $3.1 million in second quarter 2004. The year-over-year increase in G&A expense included anticipated amounts for our long-term incentive compensation program, increased estimates for professional fees and additional staffing expense. G&A expense decreased $712,000 from first quarter 2005.

Level of Investment and NOI by Region

Quarter Ended June 30, 2005

Region	# Units	Gross Investment	% Investment	% NOI
Southern California	11,092	$1,343,875	50%	53%
Northern California	5,880	616,040	23%	25%
Mountain/Desert	3,770	331,058	12%	9%
Pacific Northwest	3,572	390,981	15%	13%

($ amounts in 000s) Total	24,314	$2,681,954	100%	100%

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Acquisition activities during 2004 increased second quarter 2005 NOI by $3.0 million, as compared with second quarter 2004. Development and lease-up properties generated $0.9 million in additional NOI during the quarter, as compared with second quarter 2004 levels. Disposition activities during fourth quarter 2004 and first half of 2005 reduced second quarter 2005 NOI $2.4 million, as compared with second quarter 2004.

Same-Store Property Results

We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 23,826 apartment units owned directly by us, same-store units totaled 20,982 for the quarter.

On a year-over-year basis, overall same-store operating results were affected by increased market rents and increased real estate expenses, consistent with management’s expectations. Average same-store market rent for second quarter 2005 increased 4% to $1,151 per unit, from $1,103 per unit in second quarter 2004. Same-store physical occupancy levels averaged 94.4% during second quarter 2005, as compared with 95.0% in the same period 2004. Annualized resident turnover averaged 63% during the quarter, as compared with 64% second quarter last year.

On a sequential basis, same-store NOI improved 3.7% during second quarter 2005, as compared with first quarter 2005. Sequential same-store revenue increased 2.5%; expenses were flat with first quarter levels.

Same-Store % Growth Results

Q2 2005 Compared with Q2 2004

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	28%	5.8%	2.5%	7.3%	5,413
San Diego, California	23%	4.2%	3.7%	4.4%	3,711
San Francisco, California	17%	-2.0%	8.2%	-5.8%	3,035
Seattle, Washington	12%	0.7%	0.8%	0.6%	3,149
Sacramento, California	9%	1.8%	4.3%	0.5%	2,156
Phoenix, Arizona	6%	-0.8%	1.4%	-2.1%	1,898
Denver, Colorado	5%	-2.7%	12.9%	-10.2%	1,620

Total	100%	2.1%	4.1%	1.2%	20,982

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Same-Store % Growth Results

Six Months Ended June 30, 2005 Compared with 2004

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	26%	5.6%	0.0%	8.3%	4,901
San Diego, California	23%	4.8%	3.7%	5.3%	3,711
San Francisco, California	18%	-2.9%	3.7%	-5.5%	3,035
Seattle, Washington	13%	0.2%	0.9%	-0.1%	3,149
Sacramento, California	9%	0.0%	-2.9%	1.5%	2,156
Phoenix, Arizona	6%	-1.4%	-0.6%	-1.8%	1,898
Denver, Colorado	5%	-0.6%	3.2%	-2.5%	1,620

Total	100%	1.8%	1.3%	2.0%	20,470

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q2 2005	Q1 2005	Q2 2004	YTD 2005	YTD 2004
L.A./Orange County, California	94.6%	94.7%	94.8%	60%	58%
San Diego, California	94.4%	94.4%	95.1%	67%	67%
San Francisco, California	94.2%	92.7%	94.8%	57%	60%
Sacramento, California	95.0%	93.2%	93.7%	68%	77%
Seattle, Washington	94.6%	93.3%	96.1%	57%	59%
Phoenix, Arizona	93.6%	94.0%	94.5%	71%	71%
Denver, Colorado	93.3%	92.7%	95.2%	65%	66%

Average	94.4%	93.8%	95.0%	63%	64%

Acquisition and Development Activity

During second quarter 2005, we acquired Mission Grove Park, a 432-unit apartment community, located in Riverside California. The purchase price of $76.5 million included the assumption of $35 million of secured debt. At June 30, this lease-up community had physical occupancy of 64%. We expect to complete the lease-up of Mission Grove Park in the second half of the year.

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On June 28, 2005, we also acquired two urban in-fill parcels in Emeryville, California, at a purchase price of $13 million. The two parcels, totaling 4.5 acres of land, include three occupied office buildings with 150,000 square feet of rentable space, intended for a phased office-to-multifamily conversion. We intend to maintain the current office use until development plans and public entitlements are finalized. The parcels are located approximately one-quarter mile from our existing Bay Vista development site, also in Emeryville.

We currently have five communities with a total of 1,312 units under construction, for a total estimated investment of $279 million, and an estimated balance to complete totaling $139 million. Expected delivery dates for these units range from fourth quarter 2005 through third quarter 2007. All development communities are in Southern California. At June 30, 2005, we owned four parcels of land representing 1,027 units of future development, for an estimated aggregate cost of $296 million upon completion. The land parcels are located in Northern and Southern California, and the Seattle, Washington metro area.

In addition, at June 30, 2005, we had entered into agreements providing options to purchase or lease four parcels of land, and were actively pursuing local development approvals. Three sites are located in Northern California, representing 992 units of future development and an estimated total cost of $245.3 million. One site is located in Southern California, representing 320 units of future development, and an estimated cost of $77.2 million. Anticipated construction start dates range from the second half 2006 to the second half 2007.

Disposition Activity

Two dispositions closed in second quarter 2005, Pinnacle Mountain View and Pinnacle Canyon View, in Salt Lake City, Utah. These sales concluded a non-strategic market disposition program that was designed to exit the Salt Lake City market and reduce holdings in Phoenix, Arizona. Following is a summary of the program:

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Non-Strategic Market Disposition Program

Fourth Quarter 2004 to Second Quarter 2005

($ amounts in 000s)

Phoenix, Arizona Properties	Period Sold	Book Basis	Sales Price	Net Gain	Sale Cap Rate	IRR
Pinnacle Stonecreek	4Q ‘04	$25,091	$34,700	$9,609	4.8%	12.8%
Scottsdale Cove	1Q ‘05	14,927	36,450	21,523	5.0%	16.0%

Total/Weighted Average - Arizona		$40,018	$71,150	$31,132	4.9%	15.4%

Salt Lake City, Utah Properties
Pinnacle Fort Union	4Q ‘04	$13,780	$16,900	$3,120	6.2%	8.0%
Pinnacle Reserve	4Q ‘04	39,829	47,025	7,196	6.4%	7.7%
Pinnacle Mountain View	2Q ‘05	23,899	27,750	3,851	7.3%	8.5%
Pinnacle Canyon View	2Q ‘05	23,477	25,000	1,523	7.0%	7.5%

Total/Weighted Average - Utah		$100,985	$116,675	$15,690	6.7%	7.9%

Total/Weighted Average		$141,003	$187,825	$46,822	6.0%	10.3%

Financial and Other Information

At June 30, 2005, our combination of debt and equity resulted in a total market capitalization of approximately $3.9 billion, with a debt-to-total market capitalization ratio of 38%. Our outstanding debt of $1.5 billion carried a weighted average interest rate of 5.9% for the six-month period. Our coverage ratio of Adjusted EBITDA to interest expense was 2.7 times for the quarter. The weighted average maturity for outstanding debt is four and a half years. At June 30, 2005, outstanding borrowings under our unsecured and secured lines of credit totaled $264 million, with a weighted average interest cost of 4.26%.

On May 12, 2005, we priced a $150 million offering of senior unsecured notes. Interest on the notes is payable semiannually on May 15 and November 15. The notes will mature on May 15, 2010. These five-year notes were offered at 99.594% of par value, with a coupon of 4.875%. Banc of America Securities LLC and JPMorgan acted as joint book-running managers; CommerzBank Corporates & Markets and Wachovia Securities as senior co-managers; and KeyBanc Capital Markets, PNC Capital Markets, Inc., and Scotia Capital as co-managers.

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For second quarter 2005, cash dividend payments to common shareholders totaled $25.3 million, or $0.50 per share, which represents an increase of 2.6% over prior year per share dividend levels.

Forward Looking Statements

In addition to historical information, we have made forward looking statements in this Current Report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes”, “expects”, “may”, “should”, “peeks”, “approximately”, “intends”, “plans”, “pro forma”, “estimates”, or “anticipates” or the negative form or other variations, or by discussion of strategy, plans or intonations. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable or being realized. The following factors, among others, could affect actual results and future events: default or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Rescue Code of 1986, as amended, increases in property tax rates. Our success also depends on general economic trends, including interest rates, including tax laws, government regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filing, including our most recent Quarterly Report on Form 10-Q and Annual Report Form 10-K.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2005

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2005	June 30, 2004
ASSETS
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,671,796	$2,360,742
Construction in progress	135,217	95,777
Less: accumulated depreciation	(315,772)	(257,548)

	2,491,241	2,198,971

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,158	10,325

Real estate held for sale, net	—	60,606

Land under development	81,735	13,425

Total real estate portfolio	2,583,134	2,283,327

Other assets	52,359	55,126

TOTAL ASSETS	$2,635,493	$2,338,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$998,023	$848,456
Unsecured line of credit	189,000	160,000
Secured line of credit	75,000	140,000
Mortgage loans	216,482	130,735
Accounts payable and accrued expenses	52,296	46,313

Total liabilities	1,530,801	1,325,504

Minority interests	61,675	33,798

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 and 7,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2005 and June 30, 2004, respectively.	100	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,837,086 and 50,178,878 at June 30, 2005 and 2004, respectively.	508	502

Additional paid-in capital	1,042,409	978,579

Total shareholders’ equity	1,043,017	979,151

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,635,493	$2,338,453

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Six Months Ended June 30, 2005 and 2004

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 6/30/05	Quarter ended 6/30/04	Six months ended 6/30/05	Six months ended 6/30/04
REVENUE
Rental income	$73,742	$67,260	$145,981	$131,523
Ancillary income	4,066	3,174	7,296	6,159

Total revenue	77,808	70,434	153,277	137,682

EXPENSES
Real estate expenses	24,658	21,480	48,837	43,252
Depreciation	18,270	14,223	36,490	27,873
Interest expense	18,378	16,591	36,437	32,267
General and administrative	4,048	3,088	8,808	6,398
Other expenses	281	515	729	1,365

Total expenses	65,635	55,897	131,301	111,155

Other income	497	211	1,701	518

Income before minority interests, partnership income and discontinued operations	12,670	14,748	23,677	27,045

Minority interests	(915)	(613)	(1,705)	(1,331)
Partnership income	102	264	247	429

Income from continuing operations	11,857	14,399	22,219	26,143
Discontinued operations:

Discontinued operations, net (1)	503	2,021	1,923	4,058
Net gain on sales	5,374	—	26,897	—

Total discontinued operations	5,877	2,021	28,820	4,058

NET INCOME	$17,734	$16,420	$51,039	$30,201

Dividends attributable to preferred stock	4,468	3,203	8,936	5,386

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,266	$13,217	$42,103	$24,815

Net income per common share - basic	$0.26	$0.26	$0.83	$0.50

Net income per common share - assuming dilution	$0.26	$0.26	$0.82	$0.49

Weighted average shares outstanding - basic	50,810	50,130	50,695	50,095

Weighted average shares outstanding - assuming dilution	51,560	50,560	51,440	50,530

(1)

Details of net earnings from discontinued operations. For 2005 includes results from one property sold during 1Q ‘05 and the two properties sold during 2Q ‘05. For 2004 also includes NOI from three properties sold during 4Q ‘04.

	Quarter ended 6/30/05	Quarter ended 6/30/04	Six months ended 6/30/05	Six months ended 6/30/04
Rental and ancillary income	$674	$4,236	2,731	$8,440
Real estate expenses	(171)	(1,344)	(808)	(2,645)
Depreciation	—	(871)	—	(1,737)

Income from discontinued operations, net	$503	$2,021	$1,923	$4,058

BRE Properties, Inc.	Exhibit C
Non-GAAP Financial Measure Reconciliations and Definitions (Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 6/30/05	Quarter Ended 6/30/04	Six Months Ended 6/30/05	Six Months Ended 6/30/04
Net income available to common shareholders	$13,266	$13,217	$42,103	$24,815
Depreciation from continuing operations	18,270	14,223	36,490	27,873
Depreciation from discontinued operations	—	871	—	1,737
Minority interests	915	613	1,705	1,331
Depreciation from unconsolidated entities	216	219	418	489
Net gain on investments	(5,374)	—	(26,897)	—
Less: Minority interests not convertible to common	(405)	(139)	(685)	(383)

Funds from operations	$26,888	$29,004	$53,134	$55,862

Diluted shares outstanding - EPS	51,560	50,560	51,440	50,530

Net income per common share - diluted	$0.26	$0.26	$0.82	$0.49

Diluted shares outstanding - FFO	52,580	51,530	52,460	51,500
FFO per common share - diluted	$0.51	$0.56	$1.01	$1.08

BRE Properties, Inc. Non-GAAP Financial Measure Reconciliations and Definitions (Dollar amounts in thousands)	Exhibit C, continued

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 6/30/05	Quarter ended 6/30/04	Six months ended 6/30/05	Six months ended 6/30/04
Net income available to common shareholders	$13,266	$13,217	$42,103	$24,815
Interest	18,378	16,591	36,437	32,267
Depreciation	18,270	15,094	36,490	29,610

EBITDA	49,914	44,902	115,030	86,692
Minority interests	915	613	1,705	1,331
Net gain on sales	(5,374)	—	(26,897)	—
Dividends on preferred stock	4,468	3,203	8,936	5,386
Other expenses	281	515	729	1,365

Adjusted EBITDA	$50,204	$49,233	$99,503	$94,774

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 6/30/05	Quarter ended 6/30/04	Six months ended 6/30/05	Six months ended 6/30/04
Net income available to common shareholders	$13,266	$13,217	$42,103	$24,815
Interest	18,378	16,591	36,437	32,267
Depreciation	18,270	15,094	36,490	29,610
Minority interests	915	613	1,705	1,331
Net gain on sales	(5,374)	—	(26,897)	—
Dividends on preferred stock	4,468	3,203	8,936	5,386
General and administrative expense	4,048	3,088	8,808	6,398
Other expenses	281	515	729	1,365

NOI	$54,252	$52,321	$108,311	$101,172

Less Non Same-Store NOI	7,306	5,954	18,645	13,280

Same-Store NOI	$46,946	$46,367	$89,666	$87,892

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Earnings Release and Supplemental Financial data, dated July 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: July 19, 2005		/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.

Exhibit Index

Exhibit Number	Description
99.1	Earnings Release and Supplemental Financial data, dated July 19, 2005